Exhibit 99.1

News Release Three Radnor Corporate Center, Suite 301 100 Matsonford Road Radnor, PA 19087

FOR IMMEDIATE RELEASE

PVR PARTNERS, L.P. ANNOUNCES AGREEMENT TO PROVIDE TRUNKLINE, GATHERING AND COMPRESSION SERVICES IN THE UTICA SHALE FOR HESS CORPORATION

RADNOR, PA – September 3, 2013 . . . PVR Partners, L.P. (NYSE: PVR) (“PVR”) today announced that it has entered into a definitive agreement with Hess Corporation (NYSE: HES) (“Hess”) to construct, own and operate a 45-mile natural gas trunkline and associated gathering pipelines and facilities servicing Hess’s lean gas production in the Utica Shale in eastern Ohio.

In addition to providing committed volumes of gas to the project, the agreement establishes an area of mutual interest (“AMI”) covering portions of Belmont, Jefferson and Harrison Counties where Hess holds a substantial acreage position. PVR will construct a minimum 20-inch diameter trunk line with an expected minimum capacity of 450 million cubic feet per day and connections to the Texas Eastern and Rockies Express interstate pipelines, with possible future connections to other interstate systems. Additionally, PVR will construct gathering pipelines, compression stations, dehydration facilities and other related facilities to gather Hess’s production from the dedicated acreage. The services will be provided solely on a volumetric fee basis, with no direct commodity price exposure. The project is expected to begin operations in late 2014 and PVR anticipates contracting with additional producers for capacity and gathering services as construction of the system progresses.

PVR expects the total capital investment for the trunkline, initial gathering lines, compression stations and dehydration facilities to be in the range of $125-150 million, and expects to invest approximately $10 million during the remainder of 2013, and approximately $50 million during the first half of 2014 and $50 during the second half of 2014, with the balance in 2015.

Bill Shea, President and Chief Executive Officer of PVR’s general partner, said; “PVR is pleased to announce this strategic expansion of our midstream business into the Utica Shale and we welcome the opportunity to serve Hess Corporation, a world-class energy provider. We believe Hess’s selection of PVR as their midstream provider in the Utica Shale is another validation of our growing reputation for supplying reliable high-quality midstream services to meet the needs of shale gas producers. We have done so successfully in the Marcellus Shale region, and we expect to duplicate that success in the Utica Shale.”

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PVR Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and operates a network of natural gas midstream pipelines and processing plants, and owns and manages coal and natural resource properties. Our midstream assets, located principally in Texas, Oklahoma and Pennsylvania, provide gathering, transportation, compression, processing, dehydration and related services to natural gas producers. Our coal and natural resource properties, located in the Appalachian, Illinois and San Juan basins, are leased to experienced operators in exchange for royalty payments.

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PVR Announces Utica Shale Services Agreement with Hess	Page 2

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, and the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com